                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
         Securities Exchange Act of 1934 (Amendment No.               )

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [_]

   Check the appropriate box:
   [_] Preliminary Proxy Statement         [_] Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
   [X] Definitive Proxy Statement
   [_] Definitive Additional Materials
   [_] Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

                          SUSQUEHANNA BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

   (5)  Total fee paid:

--------------------------------------------------------------------------------

   [_]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
   [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

--------------------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
   (3)  Filing Party:

--------------------------------------------------------------------------------
   (4)  Date Filed:

--------------------------------------------------------------------------------

                           Susquehanna Bancshares, Inc.






                                 April 26, 1999



TO OUR SHAREHOLDERS:

     On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 28, 1999. At the meeting, you will be asked to elect four members to the Board of Directors' Class of 2002 for the coming three years, two members to the Board of Directors' Class of 2001 for the coming two years, and one member to the Board of Directors' Class of 2000 for the coming year. We will also report on Susquehanna's 1998 business results and other matters of interest to shareholders.

     Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy voting card and the 1998 Annual Report.

     I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to complete, sign and date the enclosed proxy voting card and return it in the postage-paid envelope we have provided.

     I look forward to seeing you at the meeting.

                                       Sincerely,

                                       /s/ Robert S. Bolinger

                                       Robert S. Bolinger
                                       President and
                                       Chief Executive Officer

                          Susquehanna Bancshares, Inc.
                      26 North Cedar Street, P.O. Box 1000
                             Lititz, PA  17543-7000



                                 April 26, 1999


                            NOTICE OF ANNUAL MEETING


     On Friday, May 28, 1999, Susquehanna Bancshares, Inc. will hold its 1999 Annual Meeting of Shareholders at the Quality Inn & Suites, 2363 Oregon Pike, Lancaster, Pennsylvania. The meeting will begin at 10:00 a.m. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

     Only shareholders of record at the close of business on April 16, 1999 can vote at this meeting or any adjournments that may take place. At the meeting we will:

          1. Elect four members to the Board of Directors' Class of 2002 for the coming three years;
          2. Elect two members to the Board of Directors' Class of 2001 for the coming two years;
          3. Elect one member to the Board of Directors' Class of 2000 for the coming year; and
          4.  Attend to other business properly presented at the meeting.

     Your Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement.

     At the meeting we will also report on Susquehanna's 1998 business results and other matters of interest to shareholders.

     A copy of Susquehanna's 1998 Annual Report is also enclosed. The approximate date of mailing for this Proxy Statement and proxy voting card is April 26, 1999.


                                       By Order of the Board of Directors

                                       /s/ Richard M. Cloney

                                       Richard M. Cloney
                                       Secretary

Lititz, Pennsylvania
April 26, 1999

                               TABLE OF CONTENTS

INTRODUCTION..........................................................4

 General..............................................................4
 Record Date for, and Voting at, the Annual Meeting...................4
 Proxies for the Annual Meeting.......................................5

PRINCIPAL HOLDERS OF VOTING SECURITIES AND HOLDINGS OF MANAGEMENT.....5

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS..........................6

THE CLASS OF 2001.....................................................8

THE CLASS OF 2000.....................................................9
 Board Committees and Meetings.......................................11

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION..........................12

 Compensation of Directors and Executive Officers....................12
 Compliance with Section 16(a) of the Exchange Act...................13
 Report of the Compensation Committee................................13
  Overall Policy.....................................................13
  Base Salaries......................................................14
  Annual Bonus.......................................................15
  Susquehanna's Performance Award Plan...............................16
  Susquehanna Phantom Stock Appreciation Plan........................18
  Equity Compensation Plan...........................................19
  Executive Deferred Income Plan.....................................23
  General............................................................24
  Conclusion.........................................................24
  Summary Compensation Table.........................................25
 Description of Certain Plans and Employment Contracts...............28
  Executive Employment Contracts.....................................28
  Change of Control Plans............................................29
  Pension Plans......................................................30
 Cash Balance Pension Plan...........................................32
 Stock Price Performance Graph.......................................34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................35

INDEPENDENT PUBLIC ACCOUNTANTS.......................................35

SHAREHOLDER PROPOSALS................................................36

OTHER MATTERS........................................................36

                          Susquehanna Bancshares, Inc.
                      26 North Cedar Street, P.O. Box 1000
                             Lititz, PA  17543-7000

                                PROXY STATEMENT

                                 April 26, 1999

                                  INTRODUCTION

General


     On Friday, May 28, 1999, Susquehanna Bancshares, Inc. will hold its 1999 Annual Meeting of Shareholders at the Quality Inn & Suites, 2363 Oregon Pike, Lancaster, Pennsylvania. The meeting will begin at 10:00 a.m. At the meeting, you will be asked to elect four members to the Board of Directors' Class of 2002 for the coming three years, two members to the Class of 2001 for the coming two years, one member to the Class of 2000 for the coming year, and to attend to any other business properly presented at the meeting. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

     This Proxy Statement was prepared under the direction of Susquehanna's Board of Directors to solicit your proxy for use at the Annual Meeting. The approximate date of mailing for this Proxy Statement and proxy voting card is April 26, 1999.

Record Date for, and Voting at, the Annual Meeting


     Only shareholders of record of Susquehanna common stock at the close of business on Friday, April 16, 1999, may vote at the Annual Meeting. As of April 16, 1999, 36,937,459 shares of Susquehanna common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

     A majority of the issued and outstanding shares of common stock is required to constitute a quorum at the Annual Meeting. They may be present at the meeting or represented by proxy. Each share of Susquehanna common stock is entitled to one vote on each matter to be presented at the meeting. The Bank of New York, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

     At the Annual Meeting, each share of Susquehanna common stock is entitled to one vote in the election of the four directors to the Class of 2002, one vote in the election of the two directors to the Class of 2001, and one vote in the election of the one director to the Class of 2000. You will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. The four nominees to the Class of 2002 receiving the highest number of votes will be elected to the Board of Directors' Class of 2002; the two nominees to the Class of 2001 receiving the highest number of votes will be elected to the Board of Directors' Class of 2001; and the one nominee to the Class of 2000 receiving the highest number of votes will be elected to the Board of Directors' Class of 2000.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. The brokers' failure to vote shares will have no effect in the outcome of the election of directors because such shares will not be considered present and entitled to vote with respect to such matters.

     As to all other matters, the vote of the holders of a majority of the Susquehanna common stock present in person or represented by proxy will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna's Articles or Bylaws, a different vote is required. Generally, abstentions on these matters will have the same effect as a negative vote because under Susquehanna's Bylaws, these matters require the affirmative vote of the holders of a majority of Susquehanna common stock present in person or represented by proxy at the Annual Meeting. Broker non-votes will have no effect because such shares will not be considered present and entitled to vote on such matters.

     Your Board of Directors unanimously recommends that you vote "FOR" the election of the four director nominees to the Class of 2002, "FOR" the election of the two director nominees to the Class of 2001, and "FOR" the election of the one director nominee to the Class of 2000.

Proxies for the Annual Meeting


You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

          . submitting written notice of revocation of your proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting;

          . submitting a later dated proxy received by the Secretary of Susquehanna; or

          . appearing at the Annual Meeting and requesting a revocation of the proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

     All shares represented by valid proxies will be voted in the manner specified in the proxies.

     Your proxy, unless you otherwise specify in the proxy, will be voted FOR:

          . the election of the persons nominated for directors by Susquehanna's management; and

          . adjournment in situations in which Susquehanna's management moves to adjourn the Annual Meeting.

     Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction. You may designate a person or persons other than those named in the enclosed proxy voting card to vote your shares at the Annual Meeting or any adjournment of the meeting.

     Your Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the Annual Meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments of the meeting, the persons you appoint as proxies will have the discretion to vote or act on such matters according to their best judgment.

     Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. These persons will not receive any additional compensation for these services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy voting card and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. Susquehanna will bear the costs of all such solicitations.


       PRINCIPAL HOLDERS OF VOTING SECURITIES AND HOLDINGS OF MANAGEMENT

     To the knowledge of Susquehanna's management, no person owns beneficially more than 5% of Susquehanna's common stock.

     The shares of Susquehanna common stock deemed to be owned beneficially by each director, each nominee for election to the office of director, and by all directors and executive officers as a group as of February 26, 1999, is set forth in the following table:

-------------------------------------------------------------------------------------------------
Name of Beneficial Owner    Nature and Amount of Beneficial         Percentage of Outstanding
                            Ownership of Susquehanna Common         Susquehanna Common Stock
                                        Stock(1)
-------------------------------------------------------------------------------------------------
  James G. Apple(7)                       39,430                              0.107%
  Robert S. Bolinger                      43,403                              0.117%
  Richard M. Cloney(3)                     8,804                              0.024%
  Trudy B. Cunningham                      1,161                              0.003%
  John M. Denlinger                       47,535                              0.129%
  Owen O. Freeman,                        90,297                              0.244%
   Jr.(2)(8)
  Henry H. Gibbel(5)                     189,562                              0.513%
  Marley R. Gross                          3,211                              0.009%
  T. Max Hall(6)                          10,306                              0.028%
  Edward W. Helfrick(4)                  242,316                              0.656%
  C. William Hetzer, Jr.(2)                6,750                              0.018%
  Guy W. Miller, Jr.(2)                    3,631                              0.010%
  George J. Morgan                        11,129                              0.030%
  Clyde R. Morris(3)                      33,586                              0.091%
  William J. Reuter(2)                     7,587                              0.020%
  Roger V. Wiest                          35,050                              0.095%

  All Directors, Nominees
   and                                   835,871                              2.263%
  Officers as a Group
-------------------------------------------------------------------------------------------------

__________________
(1) Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)  Nominee for three year term expiring in 2002.
(3)  Nominee for the two year term expiring in 2001.
(4)  Nominee for the one year term expiring in 2000.
(5) Mr. Gibbel has sole beneficial ownership with respect to 151,351 shares and shares beneficial ownership with his wife with respect to 24,327 shares. Solely Mr. Gibbel's wife beneficially owns 13,884 shares. Mr. Gibbel is also an officer and director of Gibbel Foundation, Inc., Penn Charter Mutual Insurance Co., and Lititz Mutual Insurance Co. These three organizations hold 7,030 shares, 28,125 shares, and 244,687 shares, respectively, to which Mr. Gibbel disclaims beneficial ownership.
(6) Mr. Hall has sole beneficial ownership of 8,857 shares. In addition, 1,449 shares are held in a Keogh Plan for the benefit of Mr. Hall.
(7) Mr. Apple has sole beneficial ownership with respect to 13,528 shares. In addition, 25,902 shares are held in trust under the John A. Apple, Deceased, Marital Trust, with respect to which Mr. Apple shares beneficial ownership.
(8)  Mr. Freeman has sole beneficial ownership with respect to 84,815 shares.
     In addition, he shares beneficial ownership of 5,482 shares with children and grandchildren.

__________________


                 ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

     Susquehanna's Board of Directors currently consists of 14 directors. William J. Reuter and Guy W. Miller, Jr.'s election to the Class of 2002 will result in an increase in the Board to 16 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. This year, we are electing directors to each of the classes in order to assure balance among the classes. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

     At the Annual Meeting, four persons will be elected to the Class of 2002, two persons will be elected to the Class of 2001, and one person will be elected to the Class of 2000. The candidates nominated to their respective class who receive the highest number of votes will be elected. In the election, you will be entitled to cast one vote for each share held by you for each of the four candidates to the Class of 2002, one vote for each share held by you for each of the two candidates to the Class of 2001, and one vote for each share held by you for the one candidate to the Class of 2000, but will not be entitled to cumulate your votes.

     The Board of Directors has nominated four members of the Class of 2002, two members to the Class of 2001, and one member to the Class of 2000. Any holder of Susquehanna common stock may make additional nominations for election to the Board of Directors. Each nomination must be made in writing and delivered or mailed to the President of Susquehanna not less than 14 days prior to the Annual Meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

          .  the name and address of each proposed nominee;

          .  the principal occupation of each proposed nominee;

          . the total number of shares of Susquehanna capital stock that will be voted by the notifying shareholder for the proposed nominee;

          .  the name and residence address of the notifying shareholder; and

          . the number of shares of Susquehanna capital stock owned by the notifying shareholder.

The Class of 2002

     Management's nominees for the Class of 2002 are C. William Hetzer, Jr., William J. Reuter, Guy W. Miller, Jr. and Owen O. Freeman, Jr. Messrs. Hetzer and Freeman are currently directors of Susquehanna. Mr. Reuter is currently a director of Susquehanna Bancshares South, Inc. and Farmers & Merchants Bank and Trust, both Susquehanna subsidiaries, and Susquehanna Bank, a subsidiary of Susquehanna Bancshares South, Inc. Mr. Miller is currently a director of Citizens National Bank of Southern Pennsylvania, also a Susquehanna subsidiary.

     C. William Hetzer, Jr. C. William Hetzer, Jr. has been a member of Susquehanna's Board since 1989.

     Owen O. Freeman, Jr. Owen O. Freeman, Jr. was appointed to Susquehanna's Board in January, 1999, in connection with Susquehanna's acquisition of First Capitol Bank. Mr. Freeman is presently the Chairman of the Board of Directors of First Capitol Bank and has served in that capacity since the bank was organized in l988. From 1988 to 1997, Mr. Freeman was also the Chairman of the Board of Commonwealth State Bank located in Newton, Pennsylvania. Mr. Freeman was one of the principal organizers of both First Capitol Bank and Commonwealth State Bank. Prior to his involvement with both of these banks, Mr. Freeman was the President and Chief Executive Officer of The Broad Street National Bank of Trenton, New Jersey, from 1978 until 1985. Prior to that, Mr. Freeman spent 20 years with the Harrisburg National Bank and Trust Company (1958 -78), which later became Commonwealth National Bank. He was Senior Vice President and Senior Lending Officer at Commonwealth National Bank prior to becoming the President and Chief Executive Officer of The Broad Street National Bank of Trenton.

     Mr. Freeman is a member of the Pennsylvania Association of Community Bankers and was its Chairman in 1995-96. He was on the national board of directors of the Independent Bankers Association of America from 1982 to 1987, and completed a five year term (1980 -85) as a member of the Community Bank Advisory Council of the Federal Reserve Bank of Philadelphia. He is currently the Chairman of the northeast region of the Political Action Committee of the Independent Bankers Association of America.

     Mr. Freeman was a member of the Board of Directors of the Trenton YMCA , and the President of and a member of the Mercer Unit New Jersey Association of Retarded Citizens. He was also a member of the George Washington Boy Scouts of America and the Rescue Mission of Trenton. He was Treasurer and a Board member of the Mercer County Chamber of Commerce. He was a member of the Trenton Rotary Club for 20 years, and was its President in 1982-83. Mr. Freeman also received the Trenton Rotary Club - Paul Harris Fellow in 1987.

     William J. Reuter. William J. Reuter is currently the Chairman of the Board of Directors of Farmers & Merchants Bank and Trust, a subsidiary of Susquehanna. He is also a member of the Board of Directors of Susquehanna Bancshares South, Inc. (also a Susquehanna subsidiary), Susquehanna Bank (a subsidiary of Susquehanna Bancshares South, Inc.) and Atlantic First Title Co. (a subsidiary of Farmers & Merchants Bank and Trust). He is the President and Chief Executive Officer of Farmers & Merchants Bank and Trust and Susquehanna Bank. He is a Senior Vice President of Susquehanna. He is also the President of Susquehanna Bancshares South, Inc., Farmers and Merchants Insurance Agency, Inc. (a subsidiary of Farmers & Merchants Bank and Trust) and Reisterstown Service Corporation (a subsidiary of Susquehanna Bank). Prior to his election as President of Farmers & Merchants Bank and Trust in 1985, he was employed by Equitable Bank, N.A., in Baltimore, Maryland (1973-1985).

     Mr. Reuter is a graduate of Archbishop Curley High School, holds a B.S. Degree in Business Management from the University of Baltimore and graduated from the University of Maryland Banking School. He is a graduate of the inaugural class of Leadership Maryland in 1993. For 22 years he served in the Maryland Air National Guard--retiring at the rank of E-7 in 1988.

     Mr. Reuter is presently Vice President and Director of the Maryland Bankers Association and a Director and a member of the Executive Committee of the Maryland Chamber of Commerce. In 1998 he began serving on the Banking Board for the State of Maryland Department of Labor, Licensing and Regulation. He served as a Director of the Bank Administration Institute from 1994 through 1998.

     Mr. Reuter is a past President of the Greater Hagerstown Committee, the Maryland Symphony Orchestra and the United Way of Washington County. In 1993 Governor Parris Glendening appointed him a Trustee of the Hagerstown Community College. He has also served on the Governor's Joint Executive-Legislative Task Force to Study Commercial Gaming Activities in Maryland. He is Chairman of the PenMar Development Corporation, a Director of the Rocky Gap Foundation, and an Advisory Board member of the Greenebaum Cancer Center (University of Maryland). He has served as Chairman or committee member on various Task Forces involving the City of Hagerstown, Washington County Board of Education, Washington County Government and the State of Maryland.

     In 1995 the Hagerstown-Washington County Chamber of Commerce recognized him as its Business Person of the Year. He is a Paul Harris Fellow and is past President of the Baltimore Junior Association of Commerce where he received the Theodore R. McKeldin Award in 1979.

     Guy W. Miller, Jr. Guy W. Miller, Jr. has been a member of the board of directors of Citizens National Bank of Southern Pennsylvania, a Susquehanna subsidiary, since 1996. During this time, he has served on both the Audit and Compensation Review Committees of the bank. He has also been a member of the bank's Board of Associates since 1993.

     Mr. Miller is also the President, Chief Executive Officer and primary shareholder of Homes By Keystone, Inc., a modular home manufacturer in Waynesboro, Pennsylvania, licensed to build and market modular homes in Pennsylvania, Maryland, West Virginia and Virginia. Prior to his association with Homes By Keystone, Inc. in 1968, he was associated with Landis Tool Company, the word's largest producer of cylindrical grinding machines, as a machinist, draftsman and salesman.

     Mr. Miller is also a long-standing member of the Pennsylvania Home Builders Association (1968 to present).

THE CLASS OF 2001

     Management's nominees for the Class of 2001 are Richard M. Cloney and Clyde
R. Morris, both of whom are currently directors of Susquehanna. Mr. Cloney is currently a director of Susquehanna Bancshares South, Inc. Mr. Morris is currently a director of the First American National Bank of Pennsylvania, a Susquehanna subsidiary.

     Richard M. Cloney. Richard M. Cloney has been a member of Susquehanna's Board since 1985.

     Clyde R. Morris. Clyde R. Morris was appointed to Susquehanna's Board in January, 1999, in connection with Susquehanna's acquisition of First American National Bank of Pennsylvania. Mr. Morris has been the Chairman of the Board of First American National Bank since January 1990, and has been a member of its board of directors since 1977. He has also been the President of Morris International, Inc., since 1966 and a member of the Allegheny Community College Board since 1993. Mr. Morris has also served as the First Vice President of the UPMC Board of Memorial Hospital of Bedford County since 1986, the Chairman of the Building and Grounds Committee of UPMC Memorial Hospital of Bedford County since 1980, and the First Vice President of the Everett Cemetery Board since 1979.

THE CLASS OF 2000

     Management's nominee for the Class of 2000 is Edward W. Helfrick, who is currently a director of Susquehanna.

     Edward W. Helfrick. Edward W. Helfrick has been a member of Susquehanna's Board since 1985.

     In the absence of instructions to the contrary, proxies will be voted in favor of the election of Susquehanna management's nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for substitute nominee(s) chosen by management. Susquehanna's management has no present knowledge that any of the nominees will be unavailable to serve. The name and age of each nominee and continuing director of Susquehanna, as well as their business experience (including their principal occupation and the period during which he or she has served as a director), is set forth in the following table.

-----------------------------------------------------------------------------------------------------------------
                                                Business Experience
                                   Including Principal Occupation for Past Five      Director     Present Term
     Name, Address(1)       Age                        Years                          Since         Expires
-----------------------------------------------------------------------------------------------------------------
Guy W. Miller, Jr.(2)        53  President, Homes by Keystone, Inc.                    ---            ---
William J. Reuter(2)         49  Director and President, Susquehanna Bancshares        ---            ---
                                 South, Inc.; Director, President and Chief
                                 Executive Officer, Susquehanna Bank; Chairman,
                                 President and CEO of Farmers & Merchants Bank
                                 and Trust; Senior Vice President, Susquehanna
Owen O. Freeman, Jr.(2)      64  Chairman of the Board, First Capitol Bank            1999           1999
C. William Hetzer, Jr.(2)    67  President, C. William Hetzer, Inc.                   1989           1999
                                 (General Contractor)
Richard M. Cloney(3)         57  Vice President and Secretary, Susquehanna;           1985           1999
                                 Executive Vice President, Farmers First Bank;
                                 Director and President, Susque-Bancshares
                                 Leasing Co., Inc., Director and Vice Chairman,
                                 Susquehanna Bancshares South, Inc.
Clyde R. Morris(3)           70  Chairman of the Board, First American National       1999           1999
                                 Bank of Pennsylvania; President, Morris
                                 International, Inc.
Edward W. Helfrick(4)        71  State Senator, Commonwealth of Pennsylvania          1985           1999
                                 since 1980.  Other Affiliations:  President,
                                 Rand Realty Co.; President and Treasurer, Norco
                                 Equipment Co.

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                Business Experience
                                   Including Principal Occupation for Past Five      Director     Present Term
     Name, Address(1)       Age                        Years                          Since         Expires
-----------------------------------------------------------------------------------------------------------------
Robert S. Bolinger           62  President & Chief Executive Officer,                 1982           2000
                                 Susquehanna; Chairman, Farmers First Bank;
                                 Chairman, Susquehanna Bancshares South, Inc.;
                                 President & CEO, Susquehanna Bancshares East,
                                 Inc.; President & CEO, Susque-Bancshares Life
                                 Insurance Company, Inc.
Henry H. Gibbel              64  President, Lititz Mutual Insurance Co. & Penn        1982           2000
                                 Charter Mutual Insurance Co. (Insurance Company)

George J. Morgan             68  President, Morgan, Hallgren, Crosswell & Kane,       1982           2000
                                 P.C. (Law Firm)
Roger V. Wiest               58  Managing and Senior Partner, Wiest, Saylor,          1992           2000
                                 Muolo, Noon & Swinehart (Law Firm)
James G. Apple               63  President, Butter Krust Baking Co., Inc.             1992           2001
Trudy B. Cunningham          56  Associate Dean of Engineering, Bucknell              1998           2001
                                 University
John M. Denlinger            59  Retired Division Manager, Denlinger Building         1985           2001
                                 Materials, a Division of Carolina Holdings, Inc.
Marley R. Gross              66  President, Marley R. Gross Ford, Inc.                1995           2001
T. Max Hall                  64  Attorney and Managing Partner, McNerney, Page,       1986           2001
                                 Vanderlin and Hall; Chairman of the Board, Data
                                 Papers, Inc.; Chairman of the Board, Data Papers
                                 of North Carolina, Inc.
-----------------------------------------------------------------------------------------------------------------

_______________________
(1) The business address for all directors of Susquehanna is Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543.
(2) Susquehanna management nominees for election at the Annual Meeting for terms expiring 2002.
(3) Susquehanna management nominees for election at the Annual Meeting for terms expiring 2001.
(4) Susquehanna management nominee for election at the Annual Meeting for the term expiring 2000.

          Messrs. Gibbel, Morgan, Denlinger and Bolinger are directors of Farmers First Bank, a Susquehanna subsidiary, and have been directors of that bank and its predecessor for more than five years. Messrs. Apple, Helfrick and Wiest are directors of First National Trust Bank, a Susquehanna subsidiary, and have been directors of that bank for more than five years. Ms. Cunningham has been a director of First National Trust Bank since 1996, and has been an Associate Dean of Engineering at Bucknell University for more than five years. Mr. Miller has been a director of Citizens National Bank of Southern Pennsylvania since 1996 and has been associated with Homes By Keystone, Inc. for more than the past five years. Mr. Hall is a director of Williamsport National Bank, a Susquehanna subsidiary, and has been a director of that bank for more than five years. Mr. Reuter has been a director of Farmers & Merchants Bank and Trust, a Susquehanna subsidiary, for more than the past five years. He has also been a director of Susquehanna Bank, a Susquehanna subsidiary, since 1997. Mr. Gross was formerly a director for more than five years of Spring Grove National Bank, a Susquehanna subsidiary which was merged into Farmers First Bank in 1996. Mr. Hetzer is a director of Farmers & Merchants Bank and Trust, a Susquehanna subsidiary, and has been a director of that bank for more than five years. Mr. Morris is a director of the First

American National Bank of Pennsylvania, a Susquehanna subsidiary, and has been a director of that bank for more than five years. He was appointed to the Susquehanna Board in January, 1999, in connection with Susquehanna's acquisition of the First American National Bank of Pennsylvania. Mr. Freeman is a director of First Capitol Bank, a Susquehanna subsidiary, and has been a director of that bank for more than five years. Messrs. Bolinger, Cloney, Denlinger, Morgan and Reuter also serve as directors of Susquehanna Bancshares South, Inc., a wholly-owned subsidiary of Susquehanna. Messrs. Bolinger, Denlinger, Morgan and Wiest also serve as directors of Susquehanna Bancshares East, Inc., a wholly-owned subsidiary of Susquehanna. Mr. Bolinger also serves as a director of First Capitol Bank, a Susquehanna subsidiary.

     T. Max Hall is a partner in the law firm of McNerney, Page, Vanderlin and Hall located in Williamsport, Pennsylvania. During the last fiscal year, McNerney, Page, Vanderlin and Hall was retained to provide legal services to Williamsport National Bank. Also, Roger V. Wiest is a partner in the law firm of Wiest, Saylor, Muolo, Noon & Swinehart located in Sunbury, Pennsylvania. During the last five years, Wiest, Saylor, Muolo, Noon & Swinehart was retained to provide services to First National Trust Bank. George J. Morgan is a shareholder and President in the law firm of Morgan, Hallgren, Crosswell & Kane, P.C. located in Lancaster, Pennsylvania. During the last fiscal year, Morgan, Hallgren, Crosswell & Kane, P.C. was retained to provide legal services to
Susquebanc Lease Co., a Susquehanna subsidiary.    See "CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS."

     All of the directors of Susquehanna are outside directors except Messrs. Bolinger, Cloney, and, if elected, Reuter.

Board Committees and Meetings


     Susquehanna's Board has two standing committees, an Audit Committee and a Compensation Committee, both of which were established in 1987. The members of both committees are all outside directors.

     Audit Committee. The principal purposes of the Audit Committee are to meet with Susquehanna's independent accountants and:

          .  review the scope and results of Susquehanna's annual audit;

          . review the reports of examination of regulatory agencies and the replies to the reports; and

          . review information pertaining to internal auditing and Susquehanna's systems of internal controls.

     The directors serving on the Audit Committee in 1998 were James G. Apple,
T. Max Hall, Robert C. Reymer, Jr., and Roger V. Wiest. The Audit Committee met four times during 1998.

     Compensation Committee. The principal purposes of the Compensation Committee are to review and approve:

          .  key executive salary policy;

          .  systems for distribution of incentive compensation or bonuses; and

          . the design of any new supplemental compensation programs applicable to executive compensation.

     The directors serving on the Compensation Committee in 1998 were John M. Denlinger, Henry H. Gibbel, Edward W. Helfrick, C. William Hetzer, Jr. and George J. Morgan. The Compensation Committee met five times during 1998.

     The Board of Directors has no other standing committees. It operates as a committee of the whole for all other matters including nominations.

     Susquehanna's Board met seven times during the last fiscal year. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which they served that were held in the fiscal year in the period during which they served as a director, except that Mr. O'Connell, a retiring director, attended fewer than 75% of the total meetings of the Board of Directors and committees of the Board on which he served.


                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors and Executive Officers


     Directors currently receive an annual fee of $5,000 and a payment of $800 for attendance at each Board of Directors' meeting except telephonic meetings, where the compensation is $250. Directors are paid $800 for each committee meeting that they attend, unless the committee meets on the day of a meeting of the entire Board, in which case the fee is $250.

     The executive officers of Susquehanna, their ages and their positions with Susquehanna, is set forth in the following table:


     ------------------------------------------------------------------------------------------
     Name                          Age   Title
     ------------------------------------------------------------------------------------------
     Robert S. Bolinger            62    President & Chief Executive Officer
     William J. Reuter             49    Senior Vice President
     Gregory A. Duncan             43    Senior Vice President  Administration
     William T. Belden             50    Vice President
     Frederick W. Bisbee           60    Vice President
     Richard M. Cloney             57    Vice President and Secretary
     Drew K. Hostetter             44    Vice President, Treasurer and Chief Financial Officer
     Charles W. Luppert            57    Vice President
     ------------------------------------------------------------------------------------------

     Robert S. Bolinger and Richard M. Cloney are also principal executive officers of Farmers First Bank and have been employed by that bank in substantially equivalent positions for more than the past five years. Mr. Bolinger has also served as a principal executive officer of Susquehanna Bancshares South, Inc. since its inception in 1994, and has also been a principal executive officer of Susquehanna Bancshares East, Inc., since its inception in April 1997. William T. Belden is also a principal executive officer of Farmers First Bank, having been appointed as President and Chief Operating Officer, effective January 17, 1995, and promoted to President and Chief Executive Officer on March 22, 1999. Prior to assuming his present position, Mr. Belden served as a Vice President with PNC Bank from January 1973 to January 1995. Frederick W. Bisbee is also the principal executive officer of First National Trust Bank and has been employed by that bank in a substantially equivalent position for more than the past five years. Gregory A. Duncan is also the principal executive officer of Citizens National Bank of Southern Pennsylvania and has been employed by that bank in a substantially equivalent position since 1992. Drew K. Hostetter was appointed Treasurer of Susquehanna, effective May 31, 1996, replacing J. Stanley Mull, Jr., who retired, and was appointed to his present position effective January 1, 1998. He previously served as Assistant Treasurer at Susquehanna, having joined the company in December, 1994. Prior to joining Susquehanna, Mr. Hostetter served as Senior Vice President and Corporate Controller of MNC Financial, Baltimore, Md., from
January 1990 to March 1994.   Charles W. Luppert is also the principal executive
officer of Williamsport National Bank and has been employed by that bank in a substantially equivalent position for more than the past five years. William J. Reuter is also the principal executive officer of Farmers & Merchants Bank and Trust and has been employed by that bank in a substantially equivalent position for more than the past five years. In 1996 Mr. Reuter was named an executive officer of Susquehanna Bancshares South, Inc. and, in 1997, its wholly-owned subsidiary, Susquehanna Bank.

     There are no family relationships among the executive officers of Susquehanna nor are there arrangements or understandings between any of them and any other person pursuant to which any of them was selected as an officer of Susquehanna.

Compliance with Section 16(a) of the Exchange Act


     Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna's officers and directors, and persons who own more than ten percent of a registered class of Susquehanna's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Susquehanna believes that, during the period January 1 - December 31, 1998, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, with the exception of Messrs. Hall, Hetzer and Luppert, who each inadvertently did not timely file a Form 4, and Mrs. Cunningham, who inadvertently did not timely file a Form 3.

Report of the Compensation Committee

     The Compensation Committee of Susquehanna's Board is composed entirely of independent outside directors. The Committee is charged with responsibility for:

          . assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and

          . developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

     Overall Policy

     Susquehanna's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna's success in meeting specified performance goals and to appreciation in Susquehanna's stock price. The overall objectives of this strategy are:

          .  to attract and retain the best possible executive talent;

          . to motivate executives to achieve the goals inherent in Susquehanna's business strategy;

          . to link executive and shareholder interests through equity based plans; and

          . to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of Susquehanna's executive compensation program. The Compensation Committee believes that Susquehanna's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna's performance and its executive compensation in the context of the compensation programs of other companies.

     The Compensation Committee determines the compensation for the Susquehanna officers designated as participants in the Susquehanna Long Term Incentive Plans, set forth in more detail below. This includes all individuals whose compensation is set forth in the "Summary Compensation Table" which follows. The

Compensation Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than that of the President and Chief Executive Officer of Susquehanna), the Compensation Committee solicits and considers the views of Mr. Bolinger.

     The key elements of executive compensation consist of base salary, annual short term and long term incentive bonus, and in the past, a "Phantom" stock appreciation plan, which has been superseded by an Equity Compensation Plan.
The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Bolinger, Susquehanna's President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

     Base Salaries

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of Susquehanna and of each executive officer, and also take into account new responsibilities. In the case of executive officers with responsibility for a particular business unit, the unit's financial results are also considered. Business units include each of Susquehanna's subsidiary banks and thrifts, and its leasing company, as well as discrete and identifiable operating areas, including commercial lending, retail lending and operations and finance, among others.

     In conducting its deliberations, the Compensation Committee makes use of an executive compensation survey prepared by nationally recognized consultants on executive compensation matters. The survey for 1998 analyzed compensation paid to executives at participating financial institutions with assets between $100 million and $5 billion.

     The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna's management program. The Compensation Committee then established a range around the midpoint, with 80% of the midpoint as the minimum and 120% of the midpoint as the maximum.

     The salaries of Susquehanna's principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within the midpoint range. Accordingly, salaries which are established by the Compensation Committee may slightly exceed or fall below the median range. Mr. Bolinger's salary falls within the range established for the position he occupies.

     In evaluating an executive officer's performance, the Compensation Committee looks to his/her accomplishments, which are based on qualitative and quantitative measures, and the results produced by the executive officer, which are based on quantitative measures. In determining accomplishments and results, the Compensation Committee considers the following corporate and business unit performance factors:

Corporate Performance Factors:                           Business Unit Performance Factors:

 .  the earnings growth of Susquehanna and the            .  the revenues of the business unit for which the
subsidiary bank with which the executive officer         executive officer has responsibility
serves

 .  the asset growth of Susquehanna and the subsidiary    .  the business unit's growth in earnings
bank with which the executive officer serves

 .  the ability of the executive officer to demonstrate   .  the business unit's results expressed in terms of
management skills                                        savings realized or efficiencies achieved


                                                         .  the effective use of the executive officer's time
                                                         within his/her business unit

                                                         .  the executive officer's management skills (which
                                                         include improving operations, planning and organizing,
                                                         responding to change, communication skills and working
                                                         with others)

                                                         .  the business unit and/or executive officer's
                                                         development of new products or lines of business

     In determining the quantitative measures, the Compensation Committee looks, in part, to the Uniform Bank Performance Results which is published quarterly by the Federal Financial Institution Examination Council. This material measures and compares each Susquehanna bank subsidiary against other banks in its peer group in over 40 different financial areas. The peer groups used include banks between $100 million and $300 million in size and between $500 million and $1 billion in size. The basis for the bank's performance in these areas in relation to the business unit and the bank in which the executive serves allows the committee to assess that individual's and his or her business unit's quantitative success.

     A majority of the financial institutions participating in the salary survey are included in the line of business group which is indexed in Susquehanna's Stock Price Performance Graph, set forth in this Proxy Statement. All of the financial institutions which are indexed in the Stock Price Performance Group are reported in the Uniform Bank Performance Results.

     In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the members of the Compensation Committee are permitted to assign a weight and importance to each factor as they, in their discretion, deem appropriate.

     In determining the compensation package to be awarded to Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter, the Compensation Committee did not attach particular weight to the employment agreements between these individuals and Susquehanna other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. These executive officers have agreed to the base salary increases made by the Compensation Committee.

     With respect to the base salary granted to Mr. Bolinger in 1998, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna's success in meeting its return on equity goals in 1997, the performance of Susquehanna common stock and the assessment by the Compensation Committee of Mr. Bolinger's individual performance. The Compensation Committee also took into account the fact that Mr. Bolinger served in a dual capacity as Chief Executive Officer of both Susquehanna and Farmers First Bank, the longevity of Mr. Bolinger's service to Susquehanna and Farmers First Bank, and its belief that Mr. Bolinger is a representative of Susquehanna and Farmers First Bank to the public by virtue of his stature in the community and the industry. Mr. Bolinger was granted a base salary of $380,000 for 1998, an increase of 2.98% over his $369,000 base salary for 1997.

     Annual Bonus

     Each subsidiary of Susquehanna maintains an annual cash bonus program in which all persons employed by that subsidiary on a certain date are eligible to participate. The amount of the bonus is determined based upon utilization of a "performance bonus calculation" which is a formula relationship based on return on average assets and net income growth for the subsidiary and return on average capital and earnings per share growth for Susquehanna that produces a "performance bonus percentage." In general, the subsidiary employees' performance bonus percentage is based 50% on the performance of their respective subsidiary and 50% on the performance of Susquehanna, while Susquehanna employees' performance bonus is based 100% on the performance of Susquehanna. A "performance bonus percentage" is adopted by the Board of Directors of each subsidiary and Susquehanna and uniformly applied to the salaries of each eligible employee. Performance bonus percentages differed at each subsidiary and Susquehanna and ranged between 6.10% at Susquehanna Bancshares South, Inc., to 11.8% at Farmers First Bank. Mr. Bolinger participated in the Susquehanna performance bonus program in 1998 and thus earned a bonus of 9.0% of his base salary under this plan which represented $33,895. The total of annual bonuses awarded to all executive officers of Susquehanna in 1998 was $240,318.

     Susquehanna's Performance Award Plan

     Susquehanna's Performance Award Plan is a long-term incentive program administered by the Compensation Committee, designed to provide incentives to key executive officers based upon the financial performance of Susquehanna and its subsidiaries.

     Susquehanna's Board adopted the Performance Award Plan on October 14, 1986. The Performance Award Plan was approved for an initial three-year period, referred to as an Earnout Period, which began on January 1, 1986, and ended December 31, 1988. Three subsequent Earnout Periods were approved running from January 1, 1989, through December 31, 1991, from January 1, 1992, through December 31, 1994, and from January 1, 1995, through December 31, 1997. No additional Earnout Periods have been approved.

     The express purpose of the Performance Award Plan is to provide key executives with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of Susquehanna and its subsidiaries, to join the common interests of Susquehanna and key executives, and to attract and retain executives of exceptional ability.

     The Performance Award Plan is administered by the Compensation Committee which has full and complete authority in its discretion, but subject to the express provisions of the Performance Award Plan, to:

          . select the executives entitled to participate in the Performance Award Plan;

          .  determine the amount of the performance awards to be granted;

          .  determine the time or times at which the awards will be granted;

          . establish the terms and conditions upon which the awards will become payable under the Performance Award Plan;

          .  remove any restrictions and conditions upon the awards; and

          . make all of the determinations deemed necessary or desirable for the administration of the Performance Award Plan.

As indicated, however, the Board of Directors reserves the right to determine whether the Performance Award Plan will be continued for successive Earnout Periods.

     Pursuant to the Performance Award Plan, a Target Award is established for each executive officer selected by the Compensation Committee to participate in the Performance Award Plan for the applicable Earnout Period. The Earnout Periods are three-year periods coterminous with the corresponding fiscal years of Susquehanna. As indicated, Earnout Periods ended on December 31, 1988, December 31, 1991, December 31, 1994 and December 31, 1997.

     At the end of each Earnout Period, the percentage of the Target Award that was achieved by each participant with respect to that period is calculated from Incentive Award Tables which are based on a comparison of the performance of both Susquehanna and its subsidiaries for the Earnout Period in relation to certain Internal and External Criteria designated in advance by the Compensation Committee. The award actually received by the participant represents a percentage of the Target Award and is based on the performance of Susquehanna and the subsidiary with which the participant serves.

     During the Earnout Period, 60% of the actual award is based on the subsidiary's performance and 40% is based on Susquehanna's performance. The performance of the subsidiary and of Susquehanna is measured against "Internal Criteria" and "External Criteria." In each case, the Criteria consists of return on average assets, return on equity, equity/asset ratio and asset/employee ratio. The Internal Criteria assesses Susquehanna and the subsidiary's success during the earnout period in achieving certain goals (i.e., benchmarks) which are established by the Compensation Committee in consultation with independent consultants, and which constitute returns and ratios designed to put Susquehanna's consolidated operations at a high level of profitability and performance if achieved. The External Criteria compare Susquehanna and the subsidiary's actual performance in each area of the Criteria against the performance of their respective peers, on a national, regional and local level. The peers against which Susquehanna's performance is measured are generally included within the line of business group indexed in Susquehanna's Stock Performance Graph, although the national peer group is larger than the line of business group.

     As noted, the award earned by each executive officer is based principally on the success of the subsidiary (60%) and the balance (40%) on the success of Susquehanna. The specific Criteria carry the following aggregated weights:

         .  return on average assets -- 42.5%  .  equity/asset ratio -- 20.0%

         .  return on equity -- 20.0%          .  asset/employee ratio -- 17.5%.

Effective with the Fourth Earnout Period, which ended on December 31, 1997, the award for Mr. Cloney was computed based principally upon the success of Susquehanna (78%) and the balance (22%) on the success of Farmers First Bank.

     Prior to the commencement of any Earnout Period, the Compensation Committee designates the participants in the Performance Award Plan, the Target Award for each participant with respect to that Earnout Period, the relevant Internal and External Criteria, the Peer Groups for external comparison with respect to that Earnout Period, and establishes the Incentive Award Table with respect to that period.

     The percentage of the Target Award achieved by each plan participant is payable in three installments with one-half of the amount earned payable on or before June 1 of the calendar year commencing immediately following the conclusion of the Earnout Period and the remaining one-half paid in two equal installments over the next two years with each such subsequent installment payable on January 1 of each of the two such following years. Amounts received under the Performance Award Plan are paid only in cash.

     No amounts will be paid to any participant under the Performance Award Plan with respect to an Earnout Period:

          . if Susquehanna has experienced a net loss during the Earnout Period, taken as a whole, but only if the Board is comprised of a majority of "continuing directors" as defined in Susquehanna's Articles in effect on January 1, 1987; or

          . to particular participants, if the subsidiary whose performance provides the subsidiary measure of the participant's benefit under the Performance Award Plan has experienced a net loss over the Earnout Period, taken as a whole.

     The Performance Award Plan provides for acceleration under certain circumstances as set forth in the plan.

     A participant may also forfeit earned performance awards if the participant's employment with Susquehanna or its subsidiaries is terminated pursuant to certain circumstances described in the Performance Award Plan.

     Based on the performance of Susquehanna and its subsidiaries for the Fourth Earnout Period that ended December 31, 1997, the performance award applicable to each qualifying participant. for the first installment, representing 50% of the total award, under the Fourth Earnout Period was as follows:

                         Richard M. Cloney    $34,201
                         Gregory A. Duncan    $12,846
                         William T. Belden    $ 9,961

     Compared to its peers under the External Criteria in 1997, the last year for which data is available, Susquehanna's performance ranged between the 20th and 83rd percentile brackets with the lowest performance in return on equity and the highest in equity/asset ratio. The performance of Farmers First Bank, which represented the subsidiary component of Mr. Cloney's compensation, placed it between the 28th percentile and the 100th percentile brackets measured against the External Criteria, with the lowest performance in asset/employee ratio and the highest in return on assets.

     Susquehanna Phantom Stock Appreciation Plan

     On May 31, 1996, the Phantom Stock Plan was terminated and replaced by the Equity Compensation Plan. All previously awarded interests outstanding under the Phantom Stock Plan on May 31, 1996, were converted into cash and Susquehanna stock based upon the amount earned by each participant determined in accordance with generally accepted accounting principles. To replace the Phantom Stock Plan, the Compensation Committee granted stock options under the Equity Compensation Plan to participants included in the Phantom Stock Plan and directors as set forth on the following table:





--------------------
 . Other Performance Award Plan participants for the Fourth Earnout Period previously designated by the Compensation Committee have voluntarily terminated their participation in the plan.

-----------------------------------------------------------------------------
                      Options       Exercise
   Participant        Granted*       Price*     Grant Date  Expiration Date
-----------------------------------------------------------------------------

Bolinger                 65,570        $13.00     5-31-96      5-31-2006
Cloney                   46,863         13.00     5-31-96      5-31-2006
Mull                     33,750         13.00     5-31-96      5-31-2000
Reuter                   29,700         13.00     5-31-96      5-31-2006
Bisbee                   27,963         13.00     5-31-96      5-31-2006
Belden                   25,070         13.00     5-31-96      5-31-2006
Luppert                  23,913         13.00     5-31-96      5-31-2006
Duncan                   23,913         13.00     5-31-96      5-31-2006
Krantz                   22,370         13.00     5-31-96      5-31-2006
Showers                  20,636         13.00     5-31-96      5-31-2006
Strausbaugh              17,357         13.00     5-31-96      5-31-2000
Walsh                    15,429         13.00     5-31-96      5-31-2006
Keim                     13,113         13.00     5-31-96      5-31-2006
Apple                     2,250         13.00     5-31-96      5-31-2006
Denlinger                 2,250         13.00     5-31-96      5-31-2006
Gibbel                    2,250         13.00     5-31-96      5-31-2006
Gross                     2,250         13.00     5-31-96      5-31-2006
Hall                      2,250         13.00     5-31-96      5-31-2006
Helfrick                  2,250         13.00     5-31-96      5-31-2006
Hetzer                    2,250         13.00     5-31-96      5-31-2006
Morgan                    2,250         13.00     5-31-96      5-31-2006
O'Connell                 2,250         13.00     5-31-96      5-31-2006
Reymer                    2,250         13.00     5-31-96      5-31-2006
Wiest                     2,250         13.00     5-31-96      5-31-2006
                        -------

                Total   390,397
-----------------------------------------------------------------------------

*These stock options become exercisable one-third on May 31, 1999, one-third on May 31, 2000, and one-third on May 31, 2001, except for Mull and Strausbaugh whose options were exercisable immediately. Adjusted to reflect 3-for-2 stock split in 1998.

     Equity Compensation Plan

     On April 17, 1996, Susquehanna's Board adopted the Equity Compensation Plan, which superseded the Phantom Stock Plan. Susquehanna's shareholders approved the Equity Compensation Plan on May 31, 1996 at the Annual Meeting of Shareholders. Subject to adjustment in certain circumstances as discussed below, the Equity Compensation Plan authorizes up to 1,462,500 shares of Susquehanna common stock for issuance pursuant to the terms of the plan. If and to the extent options granted under the Equity Compensation Plan terminate, expire or are canceled without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award again will be available for purposes of the plan.

     The Equity Compensation Plan is administered and interpreted by the Compensation Committee. After receiving recommendations from management, the Compensation Committee has the sole authority to determine:

          . the persons to whom options and/or awards will be granted under the Equity Compensation Plan;

          .  the type, size and terms of the options granted under the plan;

          . the time when the options and/or awards will be granted and the duration of the exercise period; and

          .  any other matters arising under the Equity Compensation Plan.

     A person may serve on the Compensation Committee only if he or she is not eligible, and has not been eligible, to receive a discretionary grant under the Equity Compensation Plan for at least one year before his or her appointment. Nondiscretionary grants of stock options to non-employee directors under the plan are not included in this prohibition.

     Incentives under the Equity Compensation Plan consist of incentive stock options, non-qualified stock options, restricted stock grants, Phantom Stock Rights and stock appreciation rights. All grants are subject to the terms and conditions set forth in the Equity Compensation Plan and to other terms and conditions consistent with the Equity Compensation Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual in his or her respective Grant Letter. The Compensation Committee must approve the form and provisions of each Grant Letter to an individual.

     Officers, employee directors and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the Equity Compensation Plan. Non-employee directors do not participate in the Equity Compensation Plan beyond an initial grant of an option to acquire 11,250 shares to each present and newly added director. Non-employee directors receive a grant of an option to purchase 2,250 shares in their first year of participation in the plan, and 2,250 shares in each of the next following years (up to a total, aggregate grant of 11,250 shares). The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. As of April 30, 1999, approximately 17 senior officers and such other as yet undetermined number of employees as the Compensation Committee shall select were eligible to participate in the Equity Compensation Plan. After receiving recommendations from Susquehanna management, the Compensation Committee selects the persons to receive grants and determines the number of shares of Susquehanna common stock subject to a particular grant. No grantee may receive options, stock appreciation rights, Phantom Stock Rights or restricted stock awards for more than 450,000 shares of Susquehanna common stock for any calendar year.

     Incentive Stock Options and Non-Qualified Stock Options. The Compensation Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended, and/or other stock options in accordance with the terms and conditions set forth in the Equity Compensation Plan or any combination of incentive stock options or non-qualified stock options.

     The exercise price of Susquehanna common stock subject to an incentive stock option or a non-qualified stock option is the fair market value of Susquehanna's common stock on the date the option is granted.

     The Compensation Committee determines the option exercise period for each option; provided, however, that the exercise period may not exceed 10 years from the date of grant. Unless otherwise provided in the Grant Letter, each option will fully vest upon the earliest of:

          .  the grantee's retirement date;

          .  five years from the date of Grant;

          . the grantee's death or disability (within the meaning of Susquehanna's long-term disability program); or

          . the occurrence of a change of control (discussed below) of Susquehanna.

     A grantee may exercise an option by delivering notice of exercise to the Secretary of Susquehanna with accompanying full payment of the option price.
The grantee may pay the option price in cash or, with the Compensation Committee's consent, by delivering shares of Susquehanna common stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares. The grantee must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Susquehanna common stock are not issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid. Generally, unless provided otherwise in the Grant

Letter, the right to exercise any grant terminates 90 days following termination of the participant's relationship in Susquehanna.

     Restricted Stock Grant. Susquehanna may issue or transfer shares of Susquehanna common stock under a restricted stock grant pursuant to the Equity Compensation Plan. Shares of Susquehanna common stock issued pursuant to a restricted stock grant are issued for cash or services rendered having a value, as determined by Susquehanna's Board, at least equal to the par value of the Susquehanna common stock subject to the grant. The Compensation Committee grants to each grantee a number of shares of Susquehanna common stock determined in its sole discretion, but no greater than the maximum limit described above. If a grantee's employment terminates during the period, if any, designated in the Grant Letter as the period during which the transfer of the shares is restricted (i.e., a "Restriction Period"), the restricted stock grant terminates with respect to all shares covered by the grant as to which the restrictions on transfer have not lapsed, and those shares of Susquehanna common stock must be immediately returned to Susquehanna. During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Susquehanna common stock to which a Restriction Period applies, except to a successor grantee in the event of the grantee's death. All restrictions imposed under the restricted stock grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all restricted grants that all restrictions will lapse under such other circumstances as it deems equitable.

     Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, or SARs, to any grantee in tandem with a stock option, for all or a portion of the applicable option, either at the time the option is granted or, in the case of a non-qualified stock option, at any time thereafter while the option remains outstanding. The number of SARs granted to a grantee which are exercisable during any given period of time may not exceed the number of shares of Susquehanna common stock which the grantee may purchase upon the exercise of the related stock option during such period of time. Upon the exercise of an option, the SARs relating to the Susquehanna common stock covered by the option terminate. Upon the exercise of a SAR, the related option terminates to the extent of an equal number of shares of Susquehanna common stock.

     Upon a grantee's exercise of some or all of his or her SARs, the grantee receives in settlement of his or her SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Susquehanna common stock or a combination of cash and Susquehanna common stock. The stock appreciation for a SAR is the difference between the exercise price specified for the related option and the fair market value of the underlying Susquehanna common stock on the date of exercise of the SAR. The Equity Compensation Plan provides that the exercise price of a SAR is the greater of the exercise price or option price of the related stock option, or the fair market value of a share of Susquehanna common stock as of the date of grant of the SAR.

     A SAR is exercisable only during the period when the option to which it relates is also exercisable, except that in no event may a person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, exercise a SAR during the first six months after it is granted (except in the event of the retirement, death or disability of the grantee, if the related stock option is then exercisable).

     Phantom Stock Rights. The Equity Compensation Plan includes phantom stock appreciation rights under a program substantially similar to the Phantom Stock Plan that was maintained by Susquehanna. With the adoption of the Equity Compensation Plan, the Phantom Stock Plan was terminated as a separate plan but its provisions have been incorporated in and have become a part of the Equity Compensation Plan. Any inconsistency between the terms of the Equity Compensation Plan and the Phantom Stock Plan will be resolved in favor of the terms of the Equity Compensation Plan. Interests previously awarded under the Phantom Stock Plan and outstanding at the time of adoption of the Equity Compensation Plan were subject to conversion to cash and Susquehanna stock based upon the amount earned determined in accordance with generally accepted accounting principles but subject to the Phantom Stock Plan participant's acceptance.

     Susquehanna's Board may amend or terminate the Equity Compensation Plan at any time, except that Susquehanna's shareholders also must approve any amendment to the plan:

          . that materially increases the benefits accruing to participants under the Equity Compensation Plan;

          . increases the aggregate number (or individual limit for any grantee) of shares of Susquehanna common stock that may be issued or transferred under the Equity Compensation Plan;

          . materially modifies the requirements as to eligibility for participation in the plan; or

          . modifies the provisions for determining the fair market value of Susquehanna common stock.

     The Equity Compensation Plan will terminate on May 31, 2006, unless the Board of Directors terminates it sooner, or, with the approval of the shareholders, extends it. Any termination or amendment of the Equity Compensation Plan that occurs after a grant is made will not result in the termination or amendment of the grant unless the grantee consents or unless the Compensation Committee revokes a grant because the terms are contrary to applicable law. The termination of the Equity Compensation Plan will not impair the power and authority of the Compensation Committee with respect to any outstanding grants.

     If there is any change in the number or kind of shares of Susquehanna common stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, recapitalization or consolidation of Susquehanna, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Susquehanna common stock available for grants and the number of such shares covered by outstanding grants, and the price per share of the applicable market value of such grants, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Susquehanna common stock.

     In the event of a change of control of Susquehanna, all options outstanding under the Equity Compensation Plan will become immediately exercisable; and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited, will immediately lapse. A change of control of Susquehanna will be deemed to have taken place if:

          . any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate) becomes the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding;

          . any person or group purchases substantially all of the assets of Susquehanna;

          .  Susquehanna is liquidated or dissolved;

          . at least a majority of Susquehanna's Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

          . Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

     A grant under the Equity Compensation Plan will not be construed as conferring upon any grantee a contract of employment or service, and will not confer upon the grantee any rights upon termination of employment or service (other than certain limited rights as to the exercise of a stock option for a designated period of time following termination).

     On May 29, 1998, additional non-qualified stock options to acquire 224,224 shares were granted to directors and officers of Susquehanna.

     Executive Deferred Income Plan

     In addition to the above-referenced executive compensation plans, a select group of management or highly compensated employees, as well as outside directors of the Board, may participate in the Executive Deferred Income Plan. The Executive Deferred Income Plan for Susquehanna and its subsidiaries became effective January 1, 1999. The plan is designed to allow participants to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on their deferrals.

     The plan is administered by an Administrator selected by the Compensation Committee. The Administrator serves at the pleasure of the Compensation Committee and may be removed or replaced by the committee pursuant to procedures established by the committee. The Administrator may be a participant under the plan and receives no compensation for serving as Administrator (but is reimbursed for expenses incurred).

     The Administrator operates, administers, interprets, construes and constructs the plan, including, without limitation, correcting any error or defect, supplying any omission or reconciling any inconsistency in the plan. The Administrator's determination as to the proper interpretation, construction or application of any term or provision of the plan is final, binding and conclusive with respect to all interested persons and entities. The Administrator will be indemnified by Susquehanna to the fullest extent permitted by law for any action taken in his or her capacity as Administrator, except if the Administrator is finally adjudged to have been guilty of criminal misconduct in the performance of his or her duties.

     Participation in the plan is limited to:

          . a select group of management or highly compensated employees who are nominated by Susquehanna's chief executive officer and approved by the Compensation Committee; and

          .  outside directors of the Board.

     Participation in the plan is voluntary and is made annually.

     The Executive Deferred Income Plan allows participants to defer pre-tax a portion of his or her base salary (or director fees) and annual bonus in excess of the participant's contributions to the 401(k) plan (discussed below), and to earn tax-deferred interest on these deferrals. Under the plan, a participant must make a minimum deferral of $3,000 per year, and may make a maximum deferral of 75% of his or her base annual salary and 100% of his or her bonus (an outside director must defer 100% of his or her compensation to participate). Susquehanna does not make any matching contributions to a participant's account under the plan. The percentage or dollar amount of a participant's annual base salary elected for deferral is divided by the number of pay periods in a plan year and that amount is deducted from each of the participant's pay checks for that year. The percentage or dollar amount of bonus elected for deferral will be withheld from a participant's paycheck when the amount would otherwise have been paid. The deferral schedule cannot be altered by a participant.

     A participant must elect a deferral of his or her annual base salary and/or bonus under the plan prior to the commencement of a plan year (i.e., a calendar year). A participant's deferral election for any given plan year is irrevocable, except in very limited circumstances including disability, unpaid leaves of absence and under very extraordinary financial emergencies. For subsequent plan years, participants have the option, before the end of the prior plan year and within deadlines set by the Administrator, to change the amount of annual base salary and bonus he or she would like deferred.

     The amounts deferred by a participant under the plan are invested in fund options, ranging from conservative to aggressive, selected by the participant. A participant may change his or her investment options on a monthly basis.

     Under the plan, each year's deferrals will be paid as designated by the participant on that year's deferral election form. A participant's deferrals for each calendar year are considered a separate "plan within a plan", meaning that a participant can select to receive his or her compensation and bonus at different times. A participant can therefore pick a different distribution for each year's deferrals. Participants may elect to receive distributions from the Plan:

          . at their retirement date (i.e., the first day of the month coincident with or next following the later to occur of the date a participant turns 65, or 55 if he or she has completed 5 years of employment, in a lump sum, or annually over five to ten years; or

          . at a date specified by the participant prior to his or her retirement date (referred to as an interim distribution). All interim distributions are received in a lump sum, and must be for a period in excess of a minimum deferral period (which is three years following the end of a plan year).

     Additionally, a participant may receive a distribution of his or her account if:

          . the participant leaves Susquehanna, becomes disabled or dies prior to retirement (in which case the participant's account balance will be paid to him or her or his or her beneficiary in one lump sum); or

          . a participant dies after his or her retirement date (in which case his or her beneficiary will receive a lump sum, except that if the recipient of such payments is the surviving spouse, the election of installments, if applicable, will remain in effect).

     In addition, a participant may elect at any time to make a withdrawal election of his or her account, less a 10% withdrawal penalty. This penalty applies to a participant's entire account balance. If a participant makes such a withdrawal, he or she is precluded from participating in the plan in the future.

     The plan is a nonqualified plan and distributions may not be rolled over into a tax-qualified retirement plan or IRA.

     The plan is an unfunded plan. Susquehanna's obligation under the plan is that of an unsecured promise to pay money in the future. Amounts payable to participants or their beneficiaries under the plan will be paid exclusively from the general assets of Susquehanna. Any assets Susquehanna may set aside to help pay benefits remain the general assets of Susquehanna and can be reached by Susquehanna's creditors.

     Susquehanna's Board may amend or terminate the plan at any time; provided, however, that the plan's provisions relating to termination and amendment also need the consent of at least two-thirds of all affected participants. Additionally, unless a particular participant (or his or her beneficiary in the event of the participant's death) consents in writing, no amendment or termination will adversely affect any rights of the participant or beneficiary to any amounts that are required to be allocated and credited under the plan to his or her account, to the extent credited as of the date of the amendment.

     General

     Section 162(m) of the Internal Revenue Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year. Because the compensation paid Susquehanna's most highly compensated officer amounted to $418,360, which is substantially below the $1 million threshold called for in Section 162, the Compensation Committee has not adopted a formal policy on awarding compensation in excess of this threshold.

     Conclusion

     Through the programs described above, a significant portion of Susquehanna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1998, as in previous years, performance-based variable elements played a major role in the Compensation Committee's executive compensation determinations, including those relating to Mr. Bolinger. The Compensation Committee intends to continue the policy of linking executive compensation to Susquehanna's performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

     The Susquehanna Bancshares, Inc. Compensation Committee:

               John M. Denlinger      C. William Hetzer, Jr.
               Henry H. Gibbel        George J. Morgan
               Edward W. Helfrick

     Summary Compensation Table

     The cash compensation paid to, as well as the value of stock awards and other payments earned by, Susquehanna's five most highly compensated executive officers during 1998 and the prior two years is set forth in the following table. Except for director fees paid by Susquehanna, all "annual compensation" was received from Farmers First Bank, Farmers & Merchants Bank and Trust, First National Trust Bank, Susquehanna Bancshares South, Inc. or Williamsport National Bank.

                           [Table on following page]

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
------------------------------------------------------------------------------
                                                                    Other
                                                                    Annual
                                                                   Compen-
   Name       Principal Position   Year   Salary(5)    Bonus(6)   sation(7)
------------------------------------------------------------------------------
Robert S.    President and Chief   1998  $376,610     $33,895           -
Bolinger(1)  Executive Officer     1997   366,227      71,750           -
             of Susquehanna        1996   365,969      67,448           -

Richard M.   Vice President and    1998  $258,848     $23,296           -
Cloney(1)    Secretary of          1997   254,330      28,994           -
             Susquehanna           1996   259,464      52,702           -

William J.   Senior Vice           1998  $231,923     $20,873           -
Reuter(2)    President of          1997   213,846      35,529           -
             Susquehanna;          1996   170,385      24,453           -
             President of
             F & M; President of
             Susquehanna South;
             President of
             Susquehanna Bank

Frederick    Vice President of     1998  $156,698     $12,536           -
W.           Susquehanna;          1997   153,293      20,329           -
Bisbee(3)    President of First    1996   148,467      16,877           -
             National

Charles W.   Vice President of     1998  $155,481     $15,548           -
Luppert(4)   Susquehanna;          1997   152,596      18,617           -
             President of          1996   148,462      22,073           -
             Williamsport
             National

------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                              Long Term Compensation
----------------------------------------------------------------------------------------------------------------------
                                              Stock
                                           Appreciation         Stock                                       All Other
                                              Rights           Options         LTIP            SAR        Compensation
   Name       Principal Position   Year  (# of Units)(8)     Granted(9)     Payouts(10)    Payouts(11)        (12)
----------------------------------------------------------------------------------------------------------------------
Robert S.    President and Chief   1998             -             59,420         $     0        $      0        $4,800
Bolinger(1)  Executive Officer     1997             -             13,872          32,288               0         4,800
             of Susquehanna        1996             -             65,570          32,288         204,753         4,500

Richard M.   Vice President and    1998             -              5,625         $34,201        $      0        $4,800
Cloney(1)    Secretary of          1997             -              6,903          13,389               0         4,800
             Susquehanna           1996             -             46,863          13,389         112,583         4,500

William J.   Senior Vice           1998             -             14,516         $     0        $      0        $4,800
Reuter(2)    President of          1997             -              4,653           3,539               0         4,800
             Susquehanna;          1996             -             29,700           3,539          74,462         4,500
             President of
             F & M; President of
             Susquehanna South;
             President of
             Susquehanna Bank

Frederick    Vice President of     1998             -             14,009         $     0        $      0        $4,800
W.           Susquehanna;          1997             -              4,653           4,578               0         4,599
Bisbee(3)    President of First    1996             -             27,963           4,578          73,158         4,454
             National

Charles W.   Vice President of     1998             -             15,977         $     0        $      0        $4,800
Luppert(4)   Susquehanna;          1997             -              4,653           7,176               0         4,574
             President of          1996             -             23,913           7,176          70,116         4,454
             Williamsport
             National

----------------------------------------------------------------------------------------------------------------------

__________________
(1) Messrs. Bolinger and Cloney have employment contracts with Susquehanna and receive their annual compensation, other than director's fees (where applicable), from Farmers First Bank.
(2) Mr. Reuter has an employment contract with Susquehanna, and receives his annual compensation from Farmers & Merchants Bank and Trust and Susquehanna Bank.
(3) Mr. Bisbee has an employment contract with Susquehanna and receives his annual compensation from First National Trust Bank.
(4) Mr. Luppert has an employment contract with Susquehanna and receives his annual compensation from Williamsport National Bank.
(5) Includes all fees payable to directors of Susquehanna or its subsidiaries including fees payable to directors who have elected to defer receipt under the Directors' Deferred Compensation Plan. Payment of such fees is deferred until retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.
(6) Includes any general or performance based bonuses paid by Farmer & Merchants Bank and Trust, Farmers First Bank, First National Trust Bank or Williamsport National Bank.
(7) The aggregate value of perquisites received did not exceed the lesser of $50,000 or 10% of total salary and bonuses set forth in this table. No other applicable compensation was received.
(8) Represents number of units awarded under Susquehanna's Phantom Stock Plan discussed above.
(9) Represents number of stock options granted under Susquehanna's Equity Compensation Plan discussed above. Adjusted to reflect 3-for-2 stock split in 1998.
(10) Represents payments under Susquehanna's Performance Award Plan discussed above.
(11) Represents payments under Susquehanna's Phantom Stock Appreciation Plan discussed above. In June 1996, payments on the 1992 and 1995 grants based upon amounts earned through May 31, 1996, in accordance with generally accepted accounting principles were accelerated as the Phantom Stock Plan was terminated and replaced by the Equity Compensation Plan (stock options).
(12) Represents payments made by Susquehanna into the Susquehanna 401(k) Plan on behalf of each participant, as more fully discussed below.

_____________________

                          STOCK OPTION GRANTS IN 1998

                                            INDIVIDUAL GRANTS

                                                                                  Potential Realizable
                                                                                  --------------------
                           Number of       % of Total                               Value at Assumed
                           ---------       ----------                               ----------------
                          Securities        Options                                Annual Rates of Stock
                          ----------        -------                                ---------------------
                          Underlying       Granted to                             Price Appreciation for
                          ----------       ----------                             ----------------------
                            Options       Employees in  Exercise  Expiration            Option Term
                            -------       ------------  --------  ----------            -----------
       Name                Granted*        Fiscal Year   Price*      Date            5%            10%
       ----                --------       ------------   ------      ----            --            ---
Robert S. Bolinger            59,420           30.1      $24.75    5-30-2008      $925,169      $2,344,119
Richard M. Cloney              5,625            2.9       24.75    5-30-2008        87,581         221,906
William J. Reuter             14,516            7.4       24.75    5-30-2008       226,014         572,656
Frederick W. Bisbee           14,009            7.1       24.75    5-30-2008       218,120         552,655
Charles W. Luppert            15,977            8.1       24.75    5-30-2008       248,762         630,293

*Adjusted to reflect 3-for-2 stock split in 1998.

   AGGREGATED OPTIONS EXERCISED IN 1998 AND DECEMBER 31, 1998 OPTION VALUES


                         Shares                                                              Value of Unexercised In-
                         ------                                                              ------------------------
                        Acquired                      Number of Securities Underlying          the-money Options at
                        --------                      -------------------------------          --------------------
                           on           Value       Unexercised Options at December 31,          December 31, 1998
                           --           -----       -----------------------------------          -----------------
                        Exercise      Realized        1998 Exercisable/unexercisable*        Exercisable/unexercisable
                        --------      --------        -------------------------------        -------------------------
        NAME               (#)           ($)                        (#)                                 ($)
        ----               ---           ---                        ---                                 ---
ROBERT S. BOLINGER          0             0                    13,872 / 124,990                    41,921 / 489,723
Richard M. Cloney           0             0                      6,903 / 52,488                    20,861 / 350,006
William J. Reuter           0             0                      4,653 / 44,216                    14,061 / 221,820
Frederick W. Bisbee         0             0                      4,653 / 41,972                    14,061 / 208,847
Charles W. Luppert          0             0                      4,653 / 39,890                    14,061 / 178,599

*Adjusted to reflect 3-for-2 stock split in 1998.

Description of Certain Plans and Employment Contracts


     Executive Employment Contracts

     Susquehanna has five-year employment contracts with Messrs. Bolinger and Cloney which were executed in 1984 and renewed most recently in 1996. The employment contracts for Messrs. Bolinger and Cloney were not renewed in 1997, with the effect that both employment contracts will expire on February 28, 2001. The contracts provide for base salaries for the first twelve months following execution. In subsequent years, the base compensation is as agreed upon between Susquehanna and the officers, and in the absence of an agreement, is increased based on the Suburban Consumer Price Index for Suburban Wage Earners prepared by the United States Department of Labor. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Farmers First Bank. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months.

     The employment contracts may be terminated by Susquehanna if the officer is responsible for a loss to Susquehanna or Farmers First Bank in excess of Farmers First Bank's loan loss reserve or for actions bringing discredit to the business reputation or goodwill of Farmers First Bank. Upon any termination described above, the officer will be entitled to receive the base salary and all other benefits provided by the contract for a period of one year reduced, however, by any compensation received, during the period, from any other employment entered into. Following any such termination, Susquehanna may require the officer to perform his duties under the contract for up to three months and hold himself reasonably available for advice and consultation for an additional period of nine months.

     In addition, the officer may terminate the contract on two months' notice to Susquehanna. Susquehanna may terminate the contract immediately for breach of the contract by the officer, upon a felony conviction of the officer or on commission by the officer of a material fraudulent act against Susquehanna or Farmers First Bank. If Susquehanna terminates the contract for any reason other than those set forth above, or if the officer resigns upon being reduced to a position of materially lesser authority, stature or responsibility, the officer will be entitled to a lump sum payment of the amounts he would have received under the contract for the balance of its term plus the value of other benefits to which he was entitled under the agreement.

     Susquehanna's Board has approved three-year employment contracts with Messrs. Bisbee, Reuter, Luppert and Duncan. The form of these employment contracts is substantially similar, in material respects, to the executive employment contracts existing between Susquehanna and Messrs. Bolinger and Cloney. Messrs. Bisbee's, Reuter's, Luppert's and Duncan's contracts, however, provide certain relief in the event that a change of control occurs. Each may terminate his employment within twelve months following a change of control if there occurs an adverse change in his respective circumstances (as set forth in his respective employment contracts). For purposes of these contracts, a "change of control" is deemed to occur when a person shall acquire control of Susquehanna or the applicable subsidiary.

     Change of Control Plans

     Each of Susquehanna's Equity Compensation Plan (which superseded the Phantom Stock Plan), Performance Award Plan and Executive Deferred Income Plan, contains change of control provisions.

     Equity Compensation:   In the event of a change of control of Susquehanna,
all options outstanding under the Equity Compensation Plan will become immediately exercisable, and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited will immediately lapse. A change of control of Susquehanna will be deemed to have taken place if:

          . any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate) shall become the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding;

          . any person or group purchases substantially all of the assets of Susquehanna;

          .  Susquehanna is liquidated or dissolved;

          . at least a majority of Susquehanna's Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

          . Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

     Performance Award Plan: Under the Performance Award Plan, 100% of the Target Award applicable to a then-current Earnout Period becomes due and payable to each participant if:

          . any entity or person becomes the beneficial owner of, or shall obtain voting control, over 25% or more of the outstanding shares of Susquehanna common stock;

          . the shareholders of Susquehanna and the shareholders of any other constituent corporation approve a definitive agreement to merge or consolidate Susquehanna with or into another corporation other than a merger or consolidation of Susquehanna in which holders of shares of Susquehanna common stock immediately prior to the merger or consolidation have at least 60% of the ownership of common stock of the surviving corporation immediately after the merger or consolidation, which common stock is then held substantially in the same proportion as such holders' ownership of Susquehanna common stock immediately prior to the merger or consolidation; or

          . the shareholders of Susquehanna approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of Susquehanna.

     Upon the occurrence of any of the above events, the Target Award is deemed earned and immediately payable in full with the same force and effect as if all performance criteria had been achieved for the entire Earnout Period, whether or not such is the case.

     Executive Deferred Income Plan: In the event of a change of control, the full amount of any remaining unpaid vested benefits credited to accounts maintained under the deferred compensation ledger for each participant in the Executive Deferred Income Plan will be paid as follows:

          . A participant who voluntarily terminates his or her employment in connection with a change in control will be paid the full amount of any remaining unpaid vested benefits credited to his or her accounts in a single lump sum.

          . A participant whose employment is involuntarily terminated in connection with a change in control will be paid the full amount of any remaining unpaid vested benefits credited to his or her accounts in accordance with the form of benefit elected by the participant at the time his or her election to defer annual base salary and/or bonus is made; provided, however, that any election to receive installments at a later determination date or upon the participant's retirement date will be accelerated and begin as soon as administratively practicable following the participant's termination.

     A participant's termination of employment within six months before or twelve months after a change of control will be presumed to be in connection with the change of control. Under the Executive Deferred Income Plan, a "change of control" means and will be deemed to have occurred upon the happening of any one or more of the following occurrences, or prior thereto, the happening of such occurrence has not received the approval of a majority of the disinterested members of Susquehanna's Board, as applicable:

          . a liquidation or dissolution of Susquehanna (excluding transfers to subsidiaries) or the sale of all or substantially all of Susquehanna's assets;

          . as a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split or sale or transfer of assets, any person or group becomes beneficial owner (as all such terms are defined in the Securities Exchange Act of 1934), directly or indirectly, of securities of Susquehanna representing 20% of Susquehanna's then outstanding common stock; provided, however, that for purposes of the plan, a person or group does not include Susquehanna or any employee benefit plan (or related trust) sponsored or maintained by Susquehanna or any of its subsidiaries;

          . if at least a majority of Susquehanna's Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

          . Susquehanna merges or consolidates with any other corporation (other than an affiliate of Susquehanna) and is not the surviving corporation (or survives only as s subsidiary of another corporation).

     Pension Plans

     Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a defined benefit pension plan (the "Retirement Income Plan") under which benefits are determined by "Final Average Compensation" as defined below. This plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year's service in which 1,000 hours are worked. All participants in predecessor plans maintained by Susquehanna's subsidiaries as of January 1, 1989, became members of the Retirement Income Plan effective that date.

     Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a Social Security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

     Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

     Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan ("Supplemental Plan") which will provide for benefits lost under the Retirement Income Plan on account of Internal Revenue Code Sections 401(a)(17) and 415 which limit the compensation and benefits under a qualified retirement plan. Selected participants of the Retirement Income Plan are eligible for benefits under the Supplemental Plan.

     The annual benefits under both the Retirement Income and the Supplemental Plans upon normal retirement at age 65 to persons in specified salary classifications, assuming election by the employee of payment only in the form of a life annuity, is set forth below:

          THE SUSQUEHANNA BANCSHARES RETIREMENT AND RESTORATION PLANS
                ANNUAL NORMAL RETIREMENT BENEFIT FOR PARTICIPANT
                             TURNING AGE 65 IN 1998

                           YEARS OF SERVICE AT RETIREMENT
                --------------------------------------------------

 FINAL AVERAGE
  COMPENSATION      15        20        25        30        35
  ------------      --        --        --        --        --
$125,000          $ 35,165  $ 46,887  $ 58,609  $ 58,609  $ 58,609
 150,000            42,665    56,887    71,109    71,109    71,109
 175,000            50,165    66,887    83,609    83,609    83,609
 200,000            57,665    76,887    96,109    96,109    96,109
 225,000            65,165    86,887   108,609   108,609   108,609
 250,000            72,665    96,887   121,109   121,109   121,109
 300,000            87,665   116,887   146,109   146,109   146,109
 350,000           102,665   136,887   171,109   171,109   171,109
 400,000           117,665   156,887   196,109   196,109   196,109
 450,000           132,665   176,887   221,109   221,109   221,109
 500,000           147,665   196,887   246,109   246,109   246,109

     For purposes of the Retirement Income Plan, as of December 31, 1998, Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter had 23, 22, 28, 25 and 24 credited years of service respectively. Only the base salary of Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter is compensation covered under the Retirement Income Plan. Other components of such officers' total compensation do not affect benefits payable under the Retirement Income Plan. In 1998, Mr. Bolinger's base salary was $376,610, Mr. Cloney's base salary was $258,848, Mr. Bisbee's base salary was $156,698, Mr. Luppert's base salary was $155,481, and Mr. Reuter's base salary was $231,923.

     Also, effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a 401(k) plan under which employees may defer portions of their income on a pre-tax basis. The 401(k) plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year of service in which 1,000 hours are worked. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became Participants in the Susquehanna 401(k) plan effective that date.

     Participants under the Susquehanna 401(k)plan are allowed to defer between 1% and 15% of their compensation during the year. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) plan allows for loans and hardship withdrawals within legal limitations.

     The vested portion of matching contributions made to the 401(k) plan during 1998 on behalf of the individual officers named above and the Executive Officers as a group are as follows:


                   Robert S. Bolinger               $ 4,800
                   Richard M. Cloney                $ 4,800
                   Frederick W.  Bisbee             $ 4,800
                   Charles W. Luppert               $ 4,800
                   William J. Reuter                $ 4,800
                   Executive Officers as a group    $49,033

Cash Balance Pension Plan

     Effective January 1, 1998, Susquehanna converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan.

     All employees who were a participant in the Retirement Income Plan had the value of their benefit under that plan converted into the opening Cash Balance Account under the new Cash Balance Pension Plan. The opening balance equals 105% of the present value of each employee's total future benefit payments carried through December 31, 1997, under the Retirement Income Plan.

     Employees age 55 and older with 10 or more years of service as of January 1, 1998, are "grandfathered" and will receive a benefit no less than the amount determined under the plan provisions in effect December 31, 1997.

     Contributions on behalf of participants are made at the end of the year (or at the time of termination of employment if the participant was working at a pace to get 1,000 hours and receiving a benefit payout immediately). Contributions are based on a formula that provides participants an employer credit, or allocation each year as a percentage of the participant's pay. The employer credit is based on the sum of the employee's attained age and credited service.


                                           Annual Employer
                                           ---------------
                      Employee's Age         Allocation
                      --------------         ----------
                       Plus Service*         (% of Pay)
                       -------------         ----------
                        Less than 30             3%
                               30-39             4%
                               40-49             5%
                               50-59             6%
                               60-69             7%
                               70-79             8%
                               80-89             9%
                               90-99            10%
                         100 or more            11%

               *Age is determined based on completed years as of January 1, and Service is full years of Credited
               Service as defined in the Plan as of January 1.

     Interest is credited to each participant based on the 1-Year U.S. Treasury Bill for the Plan Year using the auction average for November of the preceding year (for example, 4.53% for the 1999 Plan Year). Interest credits are on a daily basis until retirement benefits commence.

     The Cash Balance Pension Plan defines eligible compensation as W-2 pay during the Plan Year, including deferrals to any 401(k) plan and pretax contributions for health and welfare premiums. This includes bonus, incentives and commissions that were not included under the Retirement Income Plan.

     Participation begins on the July 1 or January 1 nearest attainment of age 21 and completion of a year of service (with 1,000 hours). Participants who complete one thousand hours of service in a plan year (or who are on a pace and terminate during a plan year) are eligible for an employer allocation.

     Participants have the same optional forms of payment under the Cash Balance Pension Plan that were available under the Retirement Income Plan.

     The death benefit is the annuitized value of the participant's Cash Balance Account payable at what would have been the participant's earliest retirement age, after adjustment to reflect 100% Joint and Survivor annuity payment form.

     Normal Retirement is age 65. Reaching age 55 with 15 years of service attains early retirement. The benefit equals the annuitized value of the participant's Cash Balance Account as of the retirement commencement date.

     Transitioning to the new plan required the creation of an "opening account balance." The opening account balance was calculated based upon each participant's accrued benefit under the former plan as of December 31, 1997. The initial balance equaled 105% of the present value of their accrued benefit under the former plan. The actuarial assumptions used to determine the opening balance were as follows:

          .  Interest Rate:  30 year Treasury rate as of August 1997 (6.58%)

          .  Mortality Table:  1983 GAM, weighted 50% male and 50% female

          .  Retirement Age:  Age 65 for all employees

     Any benefits, rights and features that were available to participants under the Retirement Income Plan as of December 31, 1997, will continue to be available to participants in the future (with respect to the benefits they had accrued under the Retirement Income and predecessor plans through December 31,
1997).

         THE SUSQUEHANNA BANCSHARES CASH BALANCE AND RESTORATION PLANS
                ANNUAL NORMAL RETIREMENT BENEFIT FOR PARTICIPANT
                             TURNING AGE 65 IN 1998

                          YEARS OF SERVICE AT RETIREMENT
                -------------------------------------------------
 FINAL AVERAGE
  COMPENSATION     15        20        25        30        35
----------------   --        --        --        --        --

  $125,000        $17,721  $ 25,833  $ 34,424  $ 45,006  $ 55,705
   150,000         21,265    31,000    41,309    54,009    66,848
   175,000         24,809    36,166    48,194    63,011    77,990
   200,000         28,353    41,332    55,078    72,011    89,131
   225,000         31,897    46,499    61,964    81,013   100,274
   250,000         35,441    51,667    68,847    90,014   111,412
   300,000         42,530    61,999    82,617   108,016   133,695
   350,000         49,618    72,333    96,387   126,020   155,979
   400,000         56,706    82,667   110,158   144,022   178,262
   450,000         63,794    92,999   123,925   162,024   200,543
   500,000         70,883   103,333   137,696   180,028   222,830

Assumptions:
     Cash Balance Plan in effect all years.
     Salary Scale...............................3.0%
     Interest credit rate.......................6.5%
     Interest rate for annuity
      conversion................................7.0%
     Mortality..................................GAM83 unisex

--------------------

Stock Price Performance Graph


     The following graph compares for fiscal years 1993 through 1998 the yearly change in the cumulative total return to holders of Susquehanna common stock with the cumulative total return of the Nasdaq Total Return Index (the "Nasdaq Index"), a broad market in which Susquehanna participates, and of an index comprised of all publicly traded banks in asset size $1-5 billion, compiled by an independent research firm (the "Bank Index"). The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index and the Bank Index.

     The Bank Index consists of Susquehanna's bank peers relative to size as measured by total assets. It is believed that these Bank Index companies are comparable to Susquehanna in terms of size and all businesses engaged in. There can be no assurance that Susquehanna's stock performance will continue into the future with the same or similar trends depicted in the graph below.

                          SUSQUEHANNA BANCSHARES, INC.

                           [LINE GRAPH APPEARS HERE]

                            Stock Price Performance


                                                   Period Ending December 31
------------------------------------------------------------------------------------------
                                       1993     1994     1995     1996     1997     1998
                                      -------  -------  -------  -------  -------  -------
Susquehanna Bancshares, Inc.          $100.00  $ 85.06  $105.93  $144.23  $246.80  $202.90
NASDAQ -Total US                       100.00  $ 97.75  $138.26  $170.01  $208.58  $293.21
SNL $1B-$5B Bank Index                 100.00  $105.28  $141.58  $183.54  $306.09  $305.38
------------------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Susquehanna and its subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1998, these loans totaled $26.5 million, which represented 6.8% of stockholder's equity.

     During 1998, the law firms in which directors Hall, Morgan, and Wiest are principals, received fees from Susquehanna affiliates in amounts which did not exceed 5% of their respective firm's gross revenues for that year.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Susquehanna has engaged PricewaterhouseCoopers L.L.P., independent public accountants, to audit its financial statements for the year ended December 31, 1998. Susquehanna expects to engage PricewaterhouseCoopers as its independent public accountants for the year 1999. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna's shareholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2000 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 27, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to such 2000 Susquehanna Annual Meeting.

                                OTHER MATTERS

     Susquehanna knows of no business which will be presented at the Annual Meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the proxy agents to vote upon such matters in accordance with their judgment in such matters.

                                       By Order of the Board of Directors,

                                       /s/ Richard M. Cloney

                                       Richard M. Cloney
                                       Secretary

April 26, 1999

SUSQUEHANNA BANCSHARES, INC. 26 North Cedar Street, Lititz, PA 17543

Dear Shareholder:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 28, 1999. At the meeting, you will be asked to elect four members to the Board of Directors' Class of 2002 for the coming three years, two members to the Board of Directors' Class of 2001 for the coming two years and one member to the Board of Directors' Class of 2000 for the coming year. We will also report on Susquehanna's 1998 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. The 1998 Annual Report is also enclosed.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to complete, sign and date the attached proxy voting card and return it in the postage-paid envelope we have provided.

I look forward to seeing you at the meeting.

Sincerely,


/s/ Robert S. Bolinger

Robert S. Bolinger
President and Chief Executive Officer



                            Detach Proxy Card Here
--------------------------------------------------------------------------------
      ----------

      ----------

*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided. Such a mark will be deemed a vote "FOR" all nominees to the Class other than those listed as exceptions.)
*Exceptions ____________________________________________________________________

          FOR all nominees [x]   WITHHOLD AUTHORITY to vote [x]  *EXCEPTIONS [x]
          listed below           for all nominees listed below

1. Election of Directors to the Class of 2002
   Nominees: C. William Hetzer, Jr., William J. Reuter, Guy W. Miller, Jr., and Owen O. Freeman, Jr.

2. Election of Directors to the Class of 2001
   Nominees: Richard M. Cloney, Clyde R. Morris

3. Election of Director to the Class of 2000
   Nominee: Edward W. Helfrick

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                    Check here if you:  Plan to attend the
                                                        Annual Meeting       [x]

                                                        Have written comments
                                                        or change of address
                                                        on this card         [x]

                                                        Want to discontinue
                                                        duplicate Annual
                                                        Reports              [x]


Please sign exactly as your shares are issued. Joint owners should each sign. Attorneys, trustees, executors, administrators, guardians or corporate officers should state full title.

Dated:___________________________________________,1999

________________________________________________________
                     Signature

________________________________________________________
                     Signature

Votes must be indicated
(x) in Black or Blue ink.     [x]

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)


--------------------------------------------------------------------------------
Please Detach Here
You must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

                         SUSQUEHANNA BANCSHARES, INC.

                         Annual Meeting of Shareholders
                           May 28, 1999 at 10:00 AM
                            Quality Inn and Suites
                        2363 Oregon Pike, Lancaster, PA

    Only Shareholders of Susquehanna, their proxies, and invited guests of
                  Susquehanna may attend the Annual Meeting.

                                  Directions:
From Philadelphia, New Jersey and New York:
   From the NJ turnpike, take Route 76/276 (PA turnpike). Follow PA turnpike west to Exit #21. Follow Route 222 South for about 12 miles. Exit onto Route 272/Oregon Pike. Go to the stop sign, turn left onto 272 South. Follow for about 1 1/2miles to the first traffic light. The hotel is 100 feet ahead on the left.

From Harrisburg, Pittsburgh and Ohio:
   Follow PA turnpike (Route 76) East to Exit #19. Take Route 283 East for about 30 miles where it will join Route 30 East. Exit at Route 501/Lititz Pike. Continue straight, through the traffic light. At the next traffic light, turn left onto Route 272/Oregon Pike North. Go through 3 traffic lights. Continue for an additional 100 yards. The hotel is on the right, before the 4th traffic light.

From Baltimore, Washington, D.C. and Virginia:
   Follow Route 695 North to Route 83 North. Follow Route 83 North to York, PA. Follow Route 30 East for about 35 miles. Upon arrival of Lancaster, stay in the right lane for local exits. Follow signs to Route 272 Oregon Pike. Continue straight, through two traffic lights (Fruitville Pike and Lititz
   Pike). At the next traffic light, turn left onto Route 272/Oregon Pike North. Go through 3 traffic lights. Continue for an additional 100 yards. The hotel is on the right, before the 4th traffic light.

From Northern New Jersey, Bethlehem and Allentown:
   Follow Route 78/22 West through Allentown to Route 222 South. Follow Route 222 South beyond Reading toward Lancaster. Continue on Route 222 to the Route 272/Oregon Pike exit. Exit onto Route 272/Oregon Pike. Go to the stop sign, turn left onto 272 South. Follow for about 1 1/2miles to the first traffic light. The hotel is 100 feet ahead on the left.

From Wilkes-Barre, Scranton and Binghamton, NY:
   Follow I-81 South to Lebanon, PA. Take Route 72 South toward Manheim and Lancaster. Turn left onto Route 722 East. Continue on Route 722 to Route 272. Turn right onto Route 272 South. Follow for about 4 miles to the first traffic light. The hotel is 100 feet ahead on the left.

From Chambersburg, Hagerstown, MD and Virginia,
   Follow I-81 North to Chambersburg, PA. Take Route 30 East through Gettysburg and York toward Lancaster. Upon arrival in Lancaster, stay in the right lane for local exits. Follow signs to Route 272 Oregon Pike. Continue straight, through two traffic lights (Fruitville Pike and Lititz Pike). At the next traffic light, turn left onto Route 272/Oregon Pike North. Go through 3 traffic lights. The hotel is on the right before the 4th traffic light.

--------------------------------------------------------------------------------
                         SUSQUEHANNA BANCSHARES, INC.

                         PROXY/VOTING INSTRUCTION CARD

  This proxy is solicited on behalf of the Board of Directors of Susquehanna
           Bancshares, Inc. for the Annual Meeting on May 28, 1999.

   I (We) hereby constitute and appoint James H. Shreiner and Kenneth E. Miller, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. ("Susquehanna") which I
(we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Quality Inn and Suites, 2363 Oregon Pike, Lancaster, Pennsylvania on Friday, May 28, 1999, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

   THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS.
                    ---

   For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth above and on the reverse side. The Custodian shall mark the proxy as I specify. If a choice is not specified, my shares will be voted FOR the nominees for directors.
                                                 ---

(Continued and to be dated and signed on the reverse side.)



                                   SUSQUEHANNA BANCSHARES, INC.
                                   P.O. BOX 11433
                                   NEW YORK, N.Y. 10203-0433